Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FULL YEAR AND FOURTH QUARTER 2013 RESULTS

Focused Execution Delivers Higher Earnings and Double-Digit Growth in Free Cash Flow

PERRYSBURG, Ohio (Jan. 28, 2014) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the full year and fourth quarter ending December 31, 2013.

Highlights

•        Full year 2013 earnings from continuing operations attributable to the Company were $1.22 per share (diluted), compared with $1.12 per share in 2012. Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $2.72 per share compared with $2.64 per share in the prior year.

•        Fourth quarter 2013 adjusted earnings were $0.51 per share, compared with $0.40 per share in the same period of 2012. Earnings improvement was driven by higher sales and production volume, as well as structural cost savings.

•        O-I generated $339 million of free cash flow (non-GAAP) for the full year 2013. Free cash flow increased 17 percent due to higher segment operating profit, improvement in working capital and lower pension contributions.

•        The Company repaid nearly $300 million of debt, in line with its disciplined capital allocation program. O-I’s leverage ratio(2) was 2.6 at year end, an improvement over prior year.

•        Full year segment operating profit increased by $12 million versus the prior year due to a global focus on structural cost reductions. Global volumes for 2013 were flat with prior year. Broad-based weakness in beer was largely offset by gains in wine, especially in Europe.

•        The Company expects to generate approximately $350 million of free cash flow in 2014.

Commenting on the Company’s 2013 results, Chairman and Chief Executive Officer Al Stroucken said, “Our strong free cash flow generation and earnings growth demonstrate our success in executing on our strategic agenda. We remain focused on driving structural cost reductions, optimizing our asset base and smoothing production. The bottom line benefits of these efforts were partially masked by ongoing economic weakness in Europe, and volatility in South America. As committed, we are using most of our free cash flow to enhance our financial flexibility, while also repurchasing more than a million shares.”

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations, as cited in Note 1 in this release.

(2)  The leverage ratio is calculated as total debt, less cash, divided by adjusted EBITDA as presented in the appendix of the accompanying presentation.

Full Year 2013

Full year net sales were flat with prior year, at $7.0 billion. Price increased 2 percent, while currency was a 1 percent headwind, primarily due to the Brazilian Real and the Australian Dollar.

Volume for the full year 2013 was essentially flat with prior year. While beer volumes declined in all regions, wine volumes increased, led by successful initiatives to recapture wine business in Europe.

Segment operating profit was $947 million for 2013, up more than one percent over prior year. Structural cost reductions and asset optimization programs improved margins in North America and Asia Pacific. In South America, profitability was diminished by persistent currency headwinds and a general strike in Colombia. European operating profit was flat as the benefits of asset optimization were offset by modestly lower volumes and sales mix.

Full year 2013 earnings from continuing operations attributable to the Company were $1.22 per share (diluted), compared with $1.12 per share in full year 2012. Excluding certain items management considers not representative of ongoing operations, adjusted earnings were $2.72 per share compared with $2.64 per share in the prior year.

In 2013, pension contributions were nearly $100 million, which significantly exceeded required plan contributions because the Company continued to make discretionary payments in an effort to reduce long-term pension liabilities and increase the Company’s future financial flexibility.

For the sixth consecutive year, cash payments for asbestos-related liabilities declined. In 2013, payments were $158 million, down $7 million from 2012, and the number of new filings decreased from prior year. In the fourth quarter of 2013, the Company conducted its annual comprehensive review of asbestos related liabilities. As a result of that review, O-I recorded a charge of $145 million, as presented in Note 1.

The Company’s focus on cash gained further momentum in 2013. Cash from continuing operations reached $700 million, up 21 percent from prior year. The Company generated $339 million of free cash flow (non-GAAP) in 2013, a 17 percent increase compared to prior year. Higher segment operating profit, improvement in working capital and lower pension contributions were the key drivers for the strong cash growth.

The Company’s disciplined capital allocation approach allowed debt repayment of nearly $300 million and the repurchase of $33 million of the Company’s outstanding shares in 2013.

The Company’s leverage ratio improved to 2.6 at year end 2013.

Fourth Quarter 2013

Net sales in the fourth quarter of 2013 were $1.76 billion, similar to the prior year fourth quarter. The Company benefited from price gains of 1 percent, and recorded a currency headwind of 2 percent. For the second consecutive quarter, volume in terms of tonnes shipped was up 2 percent compared with the same quarter in the prior year. The increase was primarily driven by global wine gains, as well as moderately higher beer volumes in North and South America.

Fourth quarter 2013 segment operating profit was $195 million, up 19 percent over fourth quarter 2012. The Company’s efforts to better manage production levels throughout the year obviated the need to sharply curtail production in the fourth quarter as was done in the previous year. The Company also benefited from ongoing structural cost reductions.

Fourth quarter 2013 adjusted earnings were $0.51 per share, compared with $0.40 per share in the same period of 2012. The increase is primarily attributable to higher segment operating profit, resulting from higher sales and production volume as well as structural cost savings.

In the fourth quarter of 2013, the Company recorded several significant non-cash charges to reported results as presented in Note 1 below. Management considers these charges not representative of ongoing operations.

Outlook

Commenting on the Company’s outlook for 2014, Stroucken said, “We are not expecting a dramatic improvement in global macroeconomic conditions in 2014. We will stay the course by focusing on structural cost reductions and European asset optimization initiatives, all of which are on track to drive continued growth in free cash flow and earnings. We are also investing for the long term. Our innovation center, which also serves as a pilot plant, will enable us to develop technologies to improve manufacturing efficiencies and increase speed to market. In all, we envision that our lean manufacturing footprint, market-focused organization and strong balance sheet will deliver increasing shareholder value.”

O-I expects full year 2014 free cash flow to be approximately $350 million and adjusted earnings to be in the range of $2.80 to $3.20 per share. The Company plans no change to its capital allocation priorities: approximately 90 percent of free cash flow will be apportioned to debt repayment with the remainder to be used for share repurchases.

Note 1

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended December 31
	2013		2012
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings (Loss) from Continuing Operations Attributable to the Company	$(144)	$(0.88)	$(162)	$(0.99)
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charge for asbestos-related costs	145	0.87	155	0.94
Restructuring, asset impairment and related charges	84	0.51	121	0.73
Gain on China land compensation	—	—	(33)	(0.20)
Net benefit related to changes in unrecognized tax positions			(14)	(0.09)
Reconciling item for dilution effect(1)	—	0.01	—	0.01
Adjusted Net Earnings	$85	$0.51	$67	$0.40

	Twelve months ended December 31
	2013		2012
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$202	$1.22	$186	$1.12
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charge for asbestos-related costs	145	0.87	155	0.94
Restructuring, asset impairment and related charges	92	0.56	144	0.87
Gain on China land compensation			(33)	(0.20)
Net benefit related to changes in unrecognized tax positions			(14)	(0.09)
Charges for note repurchase premiums and write-off of finance fees	11	0.07	—	—
Adjusted Net Earnings	$450	$2.72	$438	$2.64

(1) This reconciling item is related to the difference between the calculation of earnings per share for reported earnings and adjusted earnings. For reported earnings, for the three months ending December 31, 2013 and December 31, 2012, diluted earnings per share of common stock were equal to basic earnings per share due to the loss from continuing operations recorded in each period. Diluted shares outstanding were used to calculate adjusted earnings per share for the three months and full years ending December 31, 2013 and December 31, 2012.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $7.0 billion in 2013 and employs approximately 22,500 people at 77 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit www.o-i.com.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Join us in the #betteringlass conversation at www.glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This document contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian Real and Australian Dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic and social conditions in Australia, Europe and South America, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and any subsequently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.

Conference call scheduled for January 29, 2014

O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Wednesday, January 29, 2014, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on January 29. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for 90 days following the call.

Contact:	Erin Crandall, 567-336-2355 — O-I Investor Relations
Lisa Babington, 567-336-1445 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2014 earnings conference call is currently scheduled for Wednesday, April 30, 2014, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Net sales	$1,761	$1,748	$6,967	$7,000
Cost of goods sold	(1,470)	(1,470)	(5,636)	(5,626)

Gross profit	291	278	1,331	1,374

Selling and administrative expense	(129)	(145)	(506)	(555)
Research, development and engineering expense	(17)	(17)	(62)	(62)
Interest expense (a)	(55)	(61)	(239)	(248)
Interest income	4	2	10	9
Equity earnings	18	17	67	64
Other expense, net (b)	(249)	(222)	(266)	(254)

Earnings (loss) from continuing operations before income taxes	(137)	(148)	335	328

Income tax benefit (provision) (c)	(10)	5	(120)	(108)

Earnings (loss) from continuing operations	(147)	(143)	215	220

Gain (loss) from discontinued operations	(3)	2	(18)	(2)

Net earnings (loss)	(150)	(141)	197	218

Net earnings (loss) attributable to noncontrolling interests	3	(19)	(13)	(34)

Net earnings (loss) attributable to the Company	$(147)	$(160)	$184	$184

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(144)	$(162)	$202	$186
Gain (loss) from discontinued operations	(3)	2	(18)	(2)
Net earnings (loss)	$(147)	$(160)	$184	$184

Basic earnings per share:
Earnings (loss) from continuing operations	$(0.88)	$(0.99)	$1.22	$1.13
Gain (loss) from discontinued operations	(0.02)	0.02	(0.11)	(0.01)
Net earnings (loss)	$(0.90)	$(0.97)	$1.11	$1.12

Weighted average shares outstanding (000s)	164,709	164,052	164,425	164,474

Diluted earnings per share:
Earnings (loss) from continuing operations	$(0.88)	$(0.99)	$1.22	$1.12
Gain (loss) from discontinued operations	(0.02)	0.02	(0.11)	(0.01)
Net earnings (loss)	$(0.90)	$(0.97)	$1.11	$1.11

Diluted average shares (000s)	164,709	164,052	165,828	165,768

(a)         Amount for the year ended December 31, 2013 includes charges of $11 million (before and after tax amount attributable to the Company) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The effect of this charge is a reduction in earnings per share of $0.07.

(b)         Amount for the three months ended December 31, 2013 includes charges of $109 million ($84 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges. The effect of this charge is a reduction in earnings per share of $0.51.

Amount for the year ended December 31, 2013 includes charges of $119 million ($92 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges. The effect of this charge is a reduction in earnings per share of $0.56.

Amount for the three months and year ended December 31, 2013 includes charges of $145 million (before and after tax amount attributable to the Company) to increase the accrual for estimated future asbestos-related costs.  The effect of this charge is a reduction in earnings per share of $0.87.

Amount for the three months ended December 31, 2012 includes charges of $135 million ($121 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges.  The effect of this charge is a reduction in earnings per share of $0.73.

Amount for the year ended December 31, 2012 includes charges of $168 million ($144 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges.  The effect of this charge is a reduction in earnings per share of $0.87.

Amount for the three months and year ended December 31, 2012 includes charges of $155 million (before and after tax amount attributable to the Company) to increase the accrual for estimated future asbestos-related costs.  The effect of this charge is a reduction in earnings per share of $0.94.

Amount for the three months and year ended December 31, 2012 includes a gain of $61 million ($33 million after tax amount attributable to the Company) related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government.  The effect of this gain is an increase in earnings per share of $0.20.

(c)          Amount for the three months and year ended December 31, 2012 includes a tax benefit of $14 million for certain tax adjustments.  The effect of this tax benefit is an increase in earnings per share of $0.09.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$383	$431
Receivables, less allowances for losses and discounts	943	968
Inventories	1,117	1,139
Prepaid expenses	107	110

Total current assets	2,550	2,648

Investments and other assets:
Equity investments	315	294
Repair parts inventories	116	133
Pension assets	68
Deposits, receivables and other assets	679	675
Goodwill	2,059	2,079

Total other assets	3,237	3,181

Property, plant and equipment, at cost	6,438	6,667
Less accumulated depreciation	3,806	3,898

Net property, plant and equipment	2,632	2,769

Total assets	$8,419	$8,598

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$322	$319
Current portion of asbestos-related liabilities	150	155
Accounts payable	1,144	1,032
Other liabilities	638	656

Total current liabilities	2,254	2,162

Long-term debt	3,245	3,454
Deferred taxes	196	182
Pension benefits	350	846
Nonpension postretirement benefits	187	264
Other liabilities	286	329
Asbestos-related liabilities	298	306
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2
Capital in excess of par value	3,040	3,005
Treasury stock, at cost	(454)	(425)
Retained earnings (loss)	(11)	(195)
Accumulated other comprehensive loss	(1,121)	(1,506)

Total share owners’ equity of the Company	1,456	881
Noncontrolling interests	147	174

Total share owners’ equity	1,603	1,055

Total liabilities and share owners’ equity	$8,419	$8,598

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$(150)	$(141)	$197	$218
(Gain) loss from discontinued operations	3	(2)	18	2
Non-cash charges:
Depreciation	86	91	350	378
Amortization of intangibles and other deferred items	14	9	47	34
Amortization of finance fees and debt discount	8	9	32	33
Pension expense	24	23	101	92
Restructuring, asset impairment and related charges	109	135	119	168
Gain on China land compensation		(61)		(61)
Future asbestos-related costs	145	155	145	155
Other	(27)	(20)	49	3
Pension contributions	(73)	(143)	(96)	(219)
Asbestos-related payments	(50)	(79)	(158)	(165)
Cash paid for restructuring activities	(24)	(19)	(78)	(66)
Other changes in non-current assets and liabilities	(47)	(14)	(150)	(73)
Change in components of working capital	433	406	124	81
Cash provided by continuing operating activities	451	349	700	580
Cash utilized in discontinued operating activities	(11)	(1)	(18)	(5)
Total cash provided by operating activities	440	348	682	575

Cash flows from investing activities:
Additions to property, plant and equipment	(122)	(112)	(361)	(290)
Acquisitions, net of cash acquired	(4)		(4)	(5)
Net cash proceeds related to sale of assets and other	5	46	11	95
Proceeds from collection of (payments to fund) minority partner loan		(30)	(16)	(21)
Deconsolidation of subsidiary	(32)		(32)
Cash utilized in investing activities	(153)	(96)	(402)	(221)

Cash flows from financing activities:
Additions to long-term debt	64		768	119
Repayments of long-term debt	(131)	(127)	(1,040)	(402)
Increase (decrease) in short-term loans	(38)	(27)	8	(38)
Net receipts (payments) for hedging activity	(6)	2	(19)	27
Payment of finance fees			(7)	(1)
Dividends paid to noncontrolling interests	(1)		(22)	(24)
Treasury shares purchased	(13)	(13)	(33)	(27)
Contribution from noncontrolling interests		3		3
Issuance of common stock and other	2	2	24	4
Cash utilized in financing activities	(123)	(160)	(321)	(339)
Effect of exchange rate fluctuations on cash		3	(7)	16
Change in cash	164	95	(48)	31
Cash at beginning of period	219	336	431	400
Cash at end of period	$383	$431	$383	$431

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Net sales:

Europe	$658	$629	$2,787	$2,717
North America	477	455	2,002	1,966
South America	366	370	1,186	1,252
Asia Pacific	252	287	966	1,028

Reportable segment totals	1,753	1,741	6,941	6,963

Other	8	7	26	37

Net sales	$1,761	$1,748	$6,967	$7,000

Segment operating profit (a):

Europe	$38	$18	$305	$307
North America	53	39	307	288
South America	72	73	204	227
Asia Pacific	32	34	131	113

Reportable segment totals	195	164	947	935

Items excluded from segment operating profit:
Retained corporate costs and other	(27)	(24)	(119)	(106)
Restructuring, asset impairment and related charges	(109)	(135)	(119)	(168)
Charge for asbestos related costs	(145)	(155)	(145)	(155)
Gain on China land compensation	—	61		61

Interest income	4	2	10	9
Interest expense	(55)	(61)	(239)	(248)
Earnings from continuing operations before income taxes	$(137)	$(148)	$335	$328

The following notes relate to segment operating profit:

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from segment operating profit to earnings from continuing operations before income taxes is included in the tables above.